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                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

                         EXECUTIVE EMPLOYMENT AGREEMENT

   THIS AGREEMENT (the "Agreement") is entered into as of the 21st day of February, 2003, by and among RIBAPHARM INC. (the "Company"), and Kim D. Lamon, MD, PhD, an individual (the "Executive") (hereinafter collectively referred to as "the parties").

                                    PREAMBLE

   The Company desires to employ Executive and Executive desires to be employed by the Company, all pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term. The initial term of this Agreement shall be for the period commencing on January 23, 2003 (the "Start Date"), and ending on the second anniversary of the Start Date (the "Initial Term"), provided, however, that the term of this Agreement shall be automatically extended for successive one (1) year periods thereafter (each, a "Renewal Period") unless either the Company or Executive shall have given written notice to the other party at least ninety (90) days prior to the end of the Term of Agreement (as hereinafter defined), that the Term of Agreement shall not be so extended. The Initial Term together with each Renewal Period, if any, are collectively referred to herein as the "Term of Agreement". Executive's employment hereunder shall be coterminous with the Term of Agreement, unless sooner terminated as provided in Section 5 hereof.

2. Employment. During the term of Executive's employment under this Agreement:

   (a) Subject to the terms and conditions of this Agreement, Executive shall be employed as President and Chief Executive Officer of the Company. Executive agrees to discharge all of the duties normally associated with such positions, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive as may from time to time be assigned to him by the Company's Board of Directors (the "Board"), and to devote all of his business time, skill and attention to such services. Executive agrees that he shall not engage in any other business activities of any kind which would give rise to a conflict of interest for Executive with respect to his duties and obligations to the Company.

   (b) Executive shall report directly to the Board .

   (c) Executive shall participate in all meetings of the Board (other than executive sessions and those meetings or portions of meetings specifically identified in advance, at which Executive's performance will be discussed), unless, in its reasonable discretion, the Board determines that a conflict exists which requires it to exclude Executive from a meeting.

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3. Compensation. During the term of Executive's employment under this Agreement:

   (a) Base Salary. The Company agrees to pay or cause to be paid to Executive during the Term of Agreement a base salary at the rate of $425,000 per annum or such increased amount as the Board may from time to time determine (hereinafter referred to as the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually by the Board and may be further increased (but not decreased) in such amounts as the Board in its discretion may decide.

   (b) Signing Bonus. The Company agrees to pay or cause to be paid to Executive a one - time signing bonus of $400,000 (the "Signing Bonus"); $200,000 shall be payable within seven (7) days following the Start Date, and $200,000 shall be payable within thirty (30) days following the Start Date. Notwithstanding the foregoing, if Executive's employment is terminated by the Company for Cause (as defined in Section 5(c)) or by Executive Without Good Reason (as defined in
Section 5(e))within two years following the Start Date, Executive shall immediately repay to the Company that portion of the Signing Bonus obtained by multiplying $400,000 by a fraction (A) the numerator of which is 730 less the number of days elapsed between the Start Date and the date of termination of employment and (B) the denominator of which is 730.

   (c) Performance Bonus. For each fiscal year of the Company ending during the Term of Agreement, beginning with the 2003 fiscal year, Executive shall be eligible to receive a target cash bonus of 80% of the Base Salary with the opportunity to receive a maximum cash bonus of 160% of the Base Salary, payable in accordance with the Company's customary practices applicable to bonuses paid to its executives. Executive shall receive a minimum cash bonus equal to $340,000, in respect of the 2003 fiscal year (the "Guaranteed Bonus"). Any cash bonus in excess of the Guaranteed Bonus will be based on performance by Executive and the Company and shall be within the sole discretion of the Board.

   (d) Stock Options/Restricted Shares.

      (i) Initial Grant. On or prior to the date hereof, the Company shall grant to Executive an option (the "Initial Stock Option") to purchase One Million (1,000,000) shares of common stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to the terms of the Company's 2002 Stock Option and Award Plan (the "Plan"). The Initial Stock Option shall become exercisable with respect to 25% of such shares on each anniversary of the Start Date, and the exercise price per share shall be equal to the fair market value of the Common Stock, as determined under the Plan, on the date of grant. The Initial Stock Option shall continue to vest after termination of Executive's employment hereunder, to the extent Executive continues to provide services to the Company or a parent company, subsidiary, successor or affiliate of the Company (collectively "Affiliate Company") as an employee of the Company or Affiliate Company or a member of the Board or the Board of an Affiliate Company.

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      (ii) Future Grants. Executive shall be entitled to participate in future stock option grants (the "Future Stock Options") as determined by the compensation committee of the Board.

      (iii) Option Agreement. The Initial Stock Option and any Future Stock Options shall be evidenced by agreements in customary form for grants of stock options under the Plan to executive officers of the Company, consistent with the terms and conditions of this Agreement.

4. Other Benefits. During the term of Executive's employment under this
   Agreement:

   (a) Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

   (b) Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company including, but not limited to, any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive's participation in such plans shall be on the same basis and terms, as other senior executives of the Company, and shall be reasonably equivalent to the benefit levels and reward opportunities applicable to Executive as in effect on the date hereof. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive's entitlements hereunder.

   (c) Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites (e.g. physical examinations, additional reimbursement for uncovered medical expenses, executive life insurance and tax advisory services) generally made available by the Company to its senior executives, other than moving, relocation and housing costs which are solely as described in paragraph (d) below. The Company shall reimburse Executive for reasonable costs associated with travel to Executive's existing residence by Executive and/or Executive's spouse (on average no more than once per month) and incurred through the first anniversary of the Start Date.

   (d) Relocation Costs: Maintenance of Existing Residence. Executive acknowledges that he is receiving the Signing Bonus in lieu of any reimbursement for moving, relocation or housing costs, and that he shall not be entitled to receive any moving, relocation or housing costs, other than as provided in this
Section 4(d). The Company will reimburse Executive for all costs incurred by Executive in maintaining his existing residence, including federal and state real property taxes, scheduled mortgage payments for the mortgage on Executive's existing residence in effect on the date hereof, ordinary maintenance costs, payments

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to utility companies in the ordinary course and scheduled hazard insurance premiums (collectively, the "Reimbursable Costs"), for the period beginning on the Start Date and ending on the earlier of (i) the first anniversary of the Start Date and (ii) the date on which Executive sells his existing residence. To the extent Executive is obligated to pay any federal (including without limitation, Social Security and Medicare taxes), state or local income taxes (collectively, "Income Taxes") with respect to the Reimbursable Costs paid by the Company to Executive hereunder, other than those Reimbursable Costs which are subject to deduction by Executive in connection with Executive's Income Taxes generally (collectively, the "Taxable Reimbursable Costs"), the Company shall pay to Executive the sum of (x) all Income Taxes due as a result of the payment of such Taxable Reimbursable Costs by the Company and (y) an amount equal to any and all Income Taxes paid or required to be paid with respect to the receipt by Executive of the amount set forth in clause (x) above (including, without limitation, any taxes on such additional amount).

   (e) Eligibility Waiver of Waiting Times. Subject to the terms of this Agreement, Executive (and to the extent applicable under the terms and benefits of such plans which apply to family members, Executive's family) shall have the right to participate in all employee plans and benefits currently existing or hereafter granted by the Company to its employees and all waiting periods under such plans and benefits arrangements will be waived to the full extent possible unless such waiver would require the Company to waive waiting periods for other employees. In the event that the provisions of any such employee plans or benefit arrangements do not permit immediate waiver of waiting periods, comparable benefits will be provided to Executive and his beneficiaries outside such plans and arrangements.

   (f) Business Expenses. Upon submission of proper invoices in accordance with the Company's normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder (including the cost of travel by Executive's spouse on all of Executive's business trips) or for promoting, pursuing or otherwise furthering the business or interest of the Company.

   (g) Office and Facilities. Executive shall be provided with an appropriate office in Costa Mesa, California, with such secretarial and other support facilities as are commensurate with Executive's status with the Company and adequate for the performance of his duties hereunder.

   (h) Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following:

      (i) Executive shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for similarly situated executives of the Company, which shall in no event be less than four weeks per year;

      (ii) in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the

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Board in its discretion may determine, including time needed to judiciously terminate current business relationships of SciPharma Consulting, LLC with its clients. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine; and

      (iii) Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company's policies as in effect from time to time.

5. Termination. Executive's employment hereunder may be terminated under the following circumstances:

   (a) Death. Executive's employment shall be terminated as of the date of Executive's death and Executive's beneficiaries shall be entitled to the benefits provided in Section 7(b) hereof.

   (b) Disability. The Company may terminate Executive's employment after having established Executive's Disability, subject to the payment by the Company to Executive of the benefits provided in Section 7(b) hereof. For purposes of this Agreement, "Disability" shall mean Executive's inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety (90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company or Executive, as reasonably agreed upon by the Company and Executive.

   (c) Cause. The Company may terminate Executive's employment for "Cause", effective as of the date of the Notice of Termination (as defined in Section 6 below), subject to the payment by the Company to Executive of the benefits provided in Section 7(a) hereof. A termination for Cause is a termination made because Executive has (A) committed an act of fraud or embezzlement against the Company or any affiliate thereof, a knowing and willful unauthorized disclosure of Confidential Information (as defined in Section 10 below) of the Company which disclosure results in material damage to the Company, or a breach of one or more of the following duties to the Company which continues after written notice thereof specifying the particular events or conditions which constitute the alleged breach and the specific cure requested by the Company and a reasonable opportunity to cure: (1) the duty not to take actions which would reasonably be viewed by the Company as placing Executive's interest in a position adverse to the interests of the Company, or (2) the duty not to engage in self-dealing with respect to the Company's assets, properties or business opportunities; or (B) been convicted (or entered a plea of nolo contendere) for the commission of (1) a felony or (2) a crime involving fraud, dishonesty or moral turpitude; or (C) engaged in intentional misconduct as an employee of the Company, which misconduct or violation results in material damage to the Company or its reputation and continues after written notice thereof specifying the particular events or conditions which constitute the alleged misconduct or violation and the specific cure requested by the Company and a reasonable opportunity to cure (if such misconduct is susceptible to cure by Executive), including, but not limited to (1) intentional violations by Executive of written policies of the Company or specific directions of the Board or Chairman of the Board, which policies or directives are not illegal (or do not involve illegal conduct) and do not require Executive to violate reasonable business ethical standards, or (2) intentional violations of the

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Company's code of corporate conduct; or (D) failed, after written notice from the Company to render services to the Company in accordance with this Agreement or Executive's position and responsibilities with the Company in a manner that amounts to gross neglect in the performance of his duties to the Company. The Company may suspend Executive, without pay, upon Executive's indictment for the commission of (1) a felony or (2) a crime involving fraud, dishonesty or moral turpitude. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered, at which time Executive shall be reinstated with the Company. Upon such reinstatement, Executive shall be entitled to payment by the Company of all Base Salary to which Executive would have otherwise been entitled to during the period of such suspension.

   (d) Without Cause. The Company may terminate Executive's employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 6 below) not less than sixty (60) days prior to the termination of Executive's employment without Cause and the Company shall have the option of terminating Executive's duties and responsibilities (but not his employment) prior to the expiration of such sixty-day notice period, subject to the payment by the Company of the benefits provided in either Section 7(c) or 7(e) hereof, as may be applicable.

   (e) Good Reason. Executive may terminate his employment for "Good Reason" (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 6 below) not less than sixty (60) days prior to the termination of Executive's employment for Good Reason The Company shall have the option of terminating Executive's duties and responsibilities (but not his employment) prior to the expiration of such sixty-day notice period, subject to the payment by the Company of the benefits provided in either Section 7(c) or 7(e) hereof, as may be applicable. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (i) through (vii) hereof which are not cured by the Company within a reasonable time after the Company has received written notice from Executive specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.

      (i) Diminution of Responsibility. (A) A material diminution in Executive's status, title, position or responsibilities as in effect immediately prior thereto; (B) the assignment to Executive of any duties or responsibilities which are materially inconsistent with such status, title, position or responsibilities; or (C) any removal of Executive from or failure to reappoint Executive to the position of President and Chief Executive Officer, except in connection with the termination of Executive's employment as provided for elsewhere in this Agreement;

      (ii) Salary Reduction. A reduction in Executive's Base Salary or Performance Bonus percentage opportunity as defined in Section 3(c);

      (iii) Relocation. The Company's requiring Executive to be based at any place other than the Company's current headquarters or within a 60-mile radius thereof (except for required travel not greater than travel prior to a Change of Control (as hereinafter defined));

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      (iv) Discontinuation of Material Compensation or Benefit Plan. The failure by the Company to continue in effect any material compensation or benefit plan in which Executive was participating, including, but not limited to, the Company's deferred compensation plan and 401(k) plan without providing Executive with compensation and benefits substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under such plan;

      (v) Bankruptcy. The initiation by or against the Company of proceedings under the United States Bankruptcy Code or under state insolvency laws, which proceedings are not vacated within 60 days of notice thereof to the Company;

      (vi) Breach by Company. Material breach by the Company of the terms and conditions of this Agreement or any other agreement between Executive and the Company after formal notice by Executive and a reasonable opportunity to cure;

      (vii) Failure to Successfully Assign. Failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform the Company's obligations under this or any other agreement between the Executive and the Company.

   (f) Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than sixty (60) days prior to the termination of Executive's employment and the Company shall have the option of terminating Executive's duties and responsibilities (but not his employment) prior to the expiration of such sixty-day notice period, subject to the payment by the Company to Executive of the benefits provided in Section 7(a) hereof through the last day of such notice period.

   (g) Non-Renewal of Term of Agreement. Either party may elect not to extend the Term of Agreement pursuant to Section 1 hereof, subject to the payment by the Company to Executive of the benefits provided in Section 7(d) hereof.

6. Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive's employment hereunder shall be effective without such Notice of Termination.

7. Compensation Upon Termination. Upon termination of Executive's employment during the Term of Agreement, Executive shall be entitled to the following benefits:

   (a) Termination by the Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive Without Good Reason, the Company shall pay Executive all amounts earned hereunder through the termination date, including:

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      (i) any accrued and unpaid Base Salary;

      (ii) reimbursement for any and all monies advanced to Executive or expenses incurred in connection with Executive's employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

      (iii) any accrued and unpaid vacation pay; and

      (iv) any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), subject to the terms and conditions of the applicable deferred compensation plans then in effect (the foregoing items in Section 7(a)(i) through 7(a)(iv) being collectively referred to as the "Accrued Compensation").

   (b) Termination Upon Death or Disability. If Executive's employment is terminated by the Company upon Executive's Disability or by reason of Executive's death, the Company shall pay Executive (or his beneficiaries, as applicable) the following :

      (i) any Accrued Compensation through the date of termination of employment;

      (ii) if termination of Executive's employment occurs during fiscal year 2003, an amount equal to the Guaranteed Bonus multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the termination date, and (B) the denominator of which is 365;

      (iii) if termination of Executive's employment occurs after the end of fiscal year 2003, an amount equal to the target bonus or incentive award that Executive would have been entitled to receive in respect of the fiscal year in which Executive's termination date occurs, had he continued in employment until the end of such fiscal year, calculated as if all performance targets and goals (if applicable) had been fully met by the Company and by Executive, as applicable, for such fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the termination date and
(B) the denominator of which is 365 (a "Pro Rata Bonus"); and

      (iv) the Initial Stock Option shall become fully (100%) and immediately exercisable.

Executive's entitlement to any other compensation or benefits hereunder shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

   (c) Termination by the Company Without Cause or by Executive for Good Reason. If Executive's employment by the Company shall be terminated by the Company without Cause, or if Executive terminates his employment for Good Reason, Executive shall be entitled to:

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      (i) any Accrued Compensation through the date of termination of employment; and

(ii) If Executive voluntarily elects and agrees not to engage in Prohibited Activities (as hereinafter defined) for a period of one (1) year after the date of such termination of employment, the Company shall pay Executive as additional compensation for the periods subsequent to the termination date, an amount in cash equal to two (2) times the sum of (A) Executive's annual Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is delivered, and (B) the Bonus Amount (as defined below). The additional compensation provided in the previous sentence shall be payable in substantially equal monthly installments for a period of twelve months. If Executive does not so voluntarily elect and agree or otherwise engages in such Prohibited Activities, then Executive's eligibility to receive the post-employment benefits provided for in this Section 7(c)(ii) shall immediately thereafter terminate. For purposes of this Section 7(c), "Bonus Amount" shall mean the average annual cash bonus or incentive compensation received by Executive by virtue of Section 3(c) above during the two fiscal years immediately preceding the termination date. In the event Executive's termination occurs during the 2003 fiscal year, "Bonus Amount" shall be an amount equal to the Guaranteed Bonus. In the event Executive's termination occurs in the 2004 fiscal year, then the "Bonus Amount" shall mean the (i) sum of the cash bonus received by Executive by virtue of Section 3(c) above for the 2003 fiscal year plus the cash bonus Executive otherwise would have been entitled to receive by virtue of Section 3(c) above for the 2004 fiscal year had Executive remained employed by the Company for such fiscal year based on the performance of Executive and the Company, divided by (ii) 2. Executive's entitlement to any other compensation or benefits hereunder shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect. For the purposes of this Agreement, the term "Prohibited Activities" means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that manufactures, markets and distributes (directly or indirectly through related entities, joint ventures, strategic alliances or other affiliated entities) prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of dermatology, oncology or hepatology (each a "Competitive Business"). Notwithstanding the foregoing, it shall not be considered a "Prohibited Activity" for Executive (i) to own or purchase any corporate securities of any entity that is regularly traded on a recognized stock exchange or over-the-counter market so long as Executive does not own, in the aggregate, 5% or more of the voting equity securities of any such entity or (ii) to perform consulting services for an entity engaged in a Competitive Business to the extent Executive has given the Company and ICN at least 30 days advance notice of Executive's desire to perform such consulting services and both the Company's Board of Directors and ICN's Board of Directors (or the board of directors of a successor entity to the Company or ICN, as the case may be), in their sole and absolute discretion, have consented in writing to the performance of such consulting services by Executive.

   (d) Termination Due to Non -- Renewal of Term of Agreement.

      (i) If the Company notifies Executive under Section 1 hereof that it shall not extend the Term of Agreement for any Renewal Period, Executive shall, subject to the provisions of Section 7(c) above, be entitled to the benefits provided in Section 7(c) above.

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      (ii) If Executive notifies the Company under Section 1 hereof that he shall not extend the Term of Agreement for any Renewal Period, Executive shall be entitled to any Accrued Compensation through the effective date of Executive's termination.

   (e) Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If Executive's employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control (as defined in Section 8 below), then in addition to the amounts due under Sections 7(c) above (except as otherwise provided in Section 7(e)(iv) below), Executive shall be entitled to the benefits provided below, provided that, Executive voluntarily elects and agrees not to engage in Prohibited Activities for a period of one (1) year after the date of such termination of employment:

      (i) for a number of months equal to the lesser of (A) twenty -- four (24), or (B) the number of months remaining until Executive's 65th birthday, the Company shall at its expense continue on behalf of Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to Executive at the time Notice of Termination is given. In the event that the provisions of any such employee benefit arrangements do not permit continuing coverage, then the Company shall provide Executive with substantially equivalent coverage through other sources. The benefits provided in this Section 7(e)(ii) shall be no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage provided Executive under the plans providing such benefits at the time Notice of Termination is given. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (ii) shall not be interpreted so as to limit any benefits to which Executive or his dependents may be entitled under any of the Company's employee benefit plans, programs or practices following Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

      (ii) all restrictions on any outstanding awards granted by the Company or any subsidiaries or parent of the Company (including restricted stock awards) granted to Executive shall lapse and such awards shall become fully (100%) and immediately vested, and all stock options and stock appreciation rights granted to Executive shall become fully (100%) and immediately exercisable;

      (iii) if prior to a termination to which this Section 7(e) relates, the Company shall adopt a supplemental and excess retirement plan which covers Executive, then the Company shall pay in twenty-four (24) substantially equal monthly payments an amount in cash equal to the excess of (A) the actuarial equivalent of the aggregate retirement benefit Executive would have been entitled to receive under such supplemental and excess retirement plans (x) had Executive remained employed by the Company for an additional two (2) complete years of credited service (or until his 65th birthday, if earlier), (y) had Executive's annual compensation during such period been equal to his Base Salary (at the rate used for purposes of

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Section 7(c)(ii)) plus the Bonus Amount, and (z) had Executive been fully (100%)
vested in his benefits under each such retirement plan with respect to his years of service prior to termination and such additional two (2) year period, over
(B) the actuarial equivalent of the aggregate retirement benefit Executive is actually entitled to receive under such retirement plans. For purposes of this Subsection (iii), "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under any retirement plan as applied prior to the termination date in accordance with such plan's past practices (but shall in any event take into account the value of any subsidized early retirement benefit); and

      (iv) In lieu of the amounts otherwise due to Executive in accordance with
Section 7(c)(ii), the Company shall pay Executive as additional compensation for the periods subsequent to the termination date, an amount in cash equal to three
(3) times the sum of (A) Executive's annual Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is delivered, and (B) the Bonus Amount as defined in
Section 7(c)(ii). The additional compensation provided in the previous sentence shall be payable in substantially equal monthly installments for a period of twelve months.

If Executive does not so voluntarily elect and agree or otherwise engages in such Prohibited Activities, then Executive's eligibility to continue to receive the post-employment benefits provided for in this paragraph shall immediately thereafter terminate.

Executive shall not be required to mitigate the amount of any payment provided for under this Section 7 by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

8. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events, (i) unless, in the case of (a), (b) and
(c) below, ICN Pharmaceuticals, Inc. ("ICN") holds a majority of the Company's outstanding voting securities, and (ii) in the case of (d), (e), (f) and (g) below, only if ICN holds a majority of the Company's outstanding voting securities:

   (a) the acquisition (other than from the Company) by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty -percent (30%) or more of the combined voting power of the Company's then outstanding voting securities;

   (b) the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two thirds (2/3) of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two thirds (2/3) of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

   (c) approval by stockholders of the Company of:

      (i) a merger or consolidation involving the Company and an independent third party if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

      (ii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to an independent third party;

   (d) the liquidation or dissolution of ICN ;

   (e) the individuals who, as of the date hereof, are members of the Board of Directors of ICN (the "ICN Board"), cease for any reason to constitute at least two thirds (2/3) of the ICN Board, unless the election, or nomination for election by ICN's stockholders, of any new director was approved by a vote of at least two thirds (2/3) of the ICN Board, and such new director shall, for purposes of this Agreement, be considered as a member of the ICN Board;

   (f) approval by stockholders of ICN of:

      (i) a merger or consolidation involving ICN and an independent third party if the stockholders of ICN, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of ICN outstanding immediately before such merger or consolidation; or

   (g) an agreement for the sale or other disposition of all or substantially all of the assets of ICN to an independent third party.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 8(a), solely because thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or
(ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. In no event shall any reduction in the equity interest of ICN in the Company be deemed to constitute a "Change in Control" hereunder.

9. Acquisition by ICN. If ICN acquires (i) additional shares of Common Stock of the Company or other securities of the Company which results in ICN holding 90% or more of the outstanding capital stock of ICN or (ii) all or substantially all of the Company' s assets (each, an "Acquisition"), then the Company shall exercise reasonable efforts so that the unexercised portion of the Initial Stock Option and Future Stock Options, if any, outstanding as of the closing date of such transaction (the "Closing Date") shall be converted into stock options to purchase such number of shares of common stock of ICN, par value $.01 per share, under ICN's 1998 Stock Option Plan (the "Converted Options") determined by multiplying the number of outstanding unexercised options identified above by a fraction, (A) the numerator of which shall be the Fair Market Value Shares (as defined below) and (B) the denominator of which shall be the Number of Shares (as defined below). The exercise price of the Converted Options shall be established by multiplying the applicable exercise price of the outstanding unexercised option being converted by a fraction, (A) the numerator of which is the Number of Shares and (B) the denominator of which is the Fair Market Value Shares. The Converted Options will contain substantially similar terms as the Initial Stock Options and the Future Stock Options, if any, including vesting, as of the Closing Date.

For purposes of this Section 9, "Fair Market Value Shares" shall mean the fair market value of the securities, cash, other assets or combination thereof offered to the Company's stockholders in the Acquisition, divided by the average closing price of a share of common stock of ICN for the five trading days immediately preceding the public announcement of the Acquisition. "Number of Shares" shall mean (A) that number of shares of Common Stock acquired by ICN in connection with the Acquisition, or (B) in the case of an Acquisition in which the Company's assets are acquired by ICN, the equivalent number of shares as determined by dividing the fair market value of such assets divided by the average closing price of a share of Common Stock for the five trading days immediately preceding the public announcement of the Acquisition.

10. Federal Excise Tax. The Company shall reimburse Executive for (a) any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") on any portion of the compensation or benefits payable to Executive in connection with a Change of Control, and (b) any such excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this Section 10. Executive and the Company agree to reasonably cooperate to mitigate the amount of any such tax that might become payable. The Company shall pay to Executive the payments, or portions thereof, provided for in this Section 10 not later than fifteen (15) days prior to the date on which such taxes, or portions thereof, are due as determined by the tax counsel referred to below. Tax counsel selected by the Company and reasonably acceptable to Executive shall determine whether the payments provided for by this Section 10 shall be required, based on the actual tax rates to which Executive is subject at the time. Executive shall, on a confidential basis, provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on Executive and the Company. Tax counsel shall determine that payments shall be due hereunder only if, and to the extent that, it is more likely than not that the payments or benefits are subject to a tax. In making the determinations required by this Section 10, tax counsel may rely on benefit consultants, accountants or other experts. The Company agrees to pay all reasonable fees and expenses of such tax counsel. If, subsequent to the payment to Executive of payments pursuant to this Section 10, the tax counsel referred to in this
Section 10 reasonably determines that the amount of the payments paid pursuant to this Section 10 are greater than, or less than, the amount required to have been paid, Executive shall reimburse the Company an amount, or the Company shall pay to Executive an additional amount, respectively, based upon such determination. In the event that tax counsel referred to in this Section 10 reasonably determines that Executive is required to pay excise tax, interest or penalties to a governmental taxing authority as a result of his non-payment of taxes where such tax counsel had determined that such taxes need not be paid, the Company shall pay to Executive an additional amount equal to (A) the amount of such interest and/or penalties, (B) the excise tax which was not paid and (C) any excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this sentence.

11. Records and Confidential Data: Proprietary Inventions.

   (a) Executive acknowledges that in connection with the performance of his duties during the Term of Agreement the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

   (b) The Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive's discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

   (c) For the purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary information of the Company and its affiliates that has been created, discovered or developed or has otherwise become known to the Company (including, without limitation, information created, discovered, developed or made known by or to Executive during the period of or arising out of his employment hereunder) or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged; by way of illustration and not by limitation, Confidential Information includes information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive's obligation's shall not extend to (i) information which is or becomes, without violation by Executive of this Agreement, generally available to the public and (ii) information obtained by Executive other than pursuant to or in connection with this employment. Notwithstanding the foregoing, if Executive is required by law or legal process to disclose the Confidential Information, Executive shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Section 11. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Executive is nonetheless, in the opinion of counsel, legally compelled to disclose the Confidential Information, Executive may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided, however, that Executive exercise reasonable efforts to preserve the confidentiality of the Confidential Information, including without limitation, cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

   (d) Executive hereby assigns to the Company any rights he may acquire during his employment hereunder in all Confidential Information and .agrees that all Inventions (as defined below) will be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owner of all the patents and other rights in connection therewith. Executive hereby assigns to the Company any rights he may acquire during the period of his employment hereunder in all Inventions and agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on Inventions in any and all countries. Executive shall execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Executive's obligation to assist the Company in obtaining and enforcing patents for Inventions in any and all countries will continue beyond the termination of employment hereunder, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by him at the Company's request on such assistance. Executive acknowledges that, in accordance with Section 2872 of the California Labor Code, the assignment provisions in this paragraph (d), do not apply to Inventions for which no equipment, supplies, facility, or trade secret information of the Company was used, which were developed entirely on Executive's own time, and (i) which do not relate (a) to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development or (ii) which do not result from any work performed by Executive for the Company. Executive has identified on Schedule I hereto all inventions or improvements relevant to the subject matter of Executive's employment hereunder which have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to the date hereof which Executive desires to remove from the operation of this Agreement; and Executive represents that such list is complete. If there is no such list on Schedule I, Executive represents that he has made no such inventions and improvements as of the date hereof.

   (e) For purposes of this Agreement, "Inventions" shall mean all improvements, inventions, formulae, processes, techniques, know-how and data whether or not patentable, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Executive's employment hereunder which are related to or useful in the business of the Company, or result from tasks assigned Executive by the Company, or result from use of premises owned, leased or contracted for by the Company.

   (f) Executive's obligations under this Section 11 shall survive the termination of the Term of Agreement.

12. Covenant Not to Solicit.

   (a) Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of twelve months after Executive's cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees or consultants of the Company. For purposes of this covenant, "solicit" or "solicitation" means directly or indirectly influencing or attempting to influence employees or consultants of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 12 are reasonable and desirable to protect the Confidential Information of the Company.

   (b) It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

   (c) Executive's obligations under this Section 12 shall survive the termination of the Term of Agreement.

13. Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to seek injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 11 or 12 hereof. The Company shall seek such relief in any Federal or state court where venue would be appropriate based upon Executive's principal residence or his principal place of business, or, at the Company's election, in any other state in which Executive maintains his principal residence or his principal place of business as provided for in
Section 14(g) below. Executive hereby submits to the non - exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. Notice in such proceedings shall be given in the manner required by law. Executive further agrees that, in addition to any other remedies available to the Company by operation of law or otherwise, in the event Executive willfully and materially breaches any of his obligations under Sections 11 or 12 hereof, he shall not be entitled to any amounts which may otherwise be payable under the terms of Sections 7(b), 7(c), 7(d) and 7(e) hereof and under the terms of the benefit plans of the Company in which he participates and to which he might otherwise then be entitled by virtue hereof. Nothing in Sections 11 or 12 shall operate as a diminution of Executive's obligations under the Company's standard agreements pertaining to the subject matter of such sections.

14. Miscellaneous.

   (a) Successors and Assigns.

      (i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term "the Company" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

      (ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal personal representatives.

   (b) Fees and Expenses: Legal Counsel. The Company shall pay all reasonable legal fees and related expenses, up to a maximum amount of $20,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

   (c) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

   (d) Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

   (e) Release of Claims. The Company may condition payment of the cash termination benefits described in Sections 7(b), 7(c), 7(d) and 7(e) of this Agreement upon the delivery by Executive of a signed release of claims in a form customarily employed by the Company; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified or held harmless by the Company under the certificate of incorporation or by-laws of the Company.

   (f) Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

   (g) Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services ("JAMS") and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator. In the event the parties are unable to agree in such time, JAMS will provide a list of nine available arbitrators and an arbitrator will be selected from such nine-member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive's employment or Executive's termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive's compensation, employment, or Executive's termination. The parties further agree that arbitration as provided for in this Section 14(g) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive's obligations under Sections 11 or 12 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in Orange County, California unless otherwise mutually agreed or unless Executive's primary place of employment is a different location. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, including filing fees, administrative fees and the costs of the arbitrator, excluding, however, the filing fees of Executive if he is the moving party to the extent such fees are equal to or less than those that would applicable to file a complaint in the Orange County Superior Court and the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators.

   (h) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

   (i) No Conflicts. Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive's ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

   (j) Trade Secrets of Others. The Company acknowledges that Executive, as a current and/or former employee or independent contractor of another company, may previously have been privy to trade secrets and/or confidential information of such other company, and may be under an obligation to such other company to maintain the confidentiality of such trade secrets or confidential information. Accordingly, to the extent Executive is under such an obligation, Executive shall not: (a) bring any records, notes, files, drawings, documents, plans and like items, provided to him in confidence by such other company, or any copies thereof, relating to or containing or disclosing confidential information or trade secrets of any such other company on the premises of the Company or otherwise use such documents and items in the performance of services for the Company; or (b) disclose any confidential information or trade secrets provided to Executive in confidence by such other company to any other employee of the Company; provided, however, that this prohibition only applies to documents or information that Executive obtained or learned before the beginning of his relationship with the Company.

   (k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

   (l) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                                 RIBAPHARM INC.

                                                 By: /s/ DANIEL J. PARACKA
                                                 ----------------------------
                                                 Name: DANIEL J. PARACKA
                                                 Title: CHAIRMAN OF THE BOARD

                                                 Executive

                                                 By: /s/ KIM D. LAMON
                                                 ----------------------------
                                                 Name: KIM D. LAMON, M.D., PH.D.
                                      -20-